Exhibit 3.1

FILED
In the Office of the
Secretary of State of Texas
June 6 2016
Corporations Section

CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES E CONVERTIBLE PREFERRED STOCK OF
CALPIAN, INC.

(Pursuant to Sections 21.155 and 21.156 of the
Texas Business Organizations Code of the State of Texas)

CALPIAN, INC., a corporation organized and existing under the Texas Business Organizations Code of the State of Texas (the "Corporation "), in accordance with the provisions of Sections 21.155 and 21.156 thereof:

HEREBY CERTIFIES:

A. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, the Board of Directors on May 20, 2016 adopted the following resolution establishing a new series of 25,000 shares of Preferred Stock of the Corporation to be designated as Series E Convertible Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Formation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and the designation and amount thereof and the rights, preferences and limitations of such series are as follows:

1. Designation of Shares. The designation of this series of Preferred Stock is "Series E Convertible Preferred Stock," par value $0.001 per share ("Series E Preferred").

2. Number of Shares. The number of shares constituting the Series E Preferred shall be 25,000 shares.

3. Stated Value. Each share of Series E Preferred shall have a stated value of $1,000.00 ("Stated Value").

4. Voting. The holders of shares of Series E Preferred shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of the stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Series E Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred held by such holder could be converted at the Triggering Event Conversion Price (as hereinafter defined) on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Series E Preferred, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Series E Preferred held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5. Dividend Rights. Holders of shares of Series E Preferred shall not be entitled to receive dividends.

6. Preference.

a. In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Series E Preferred shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Series E Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Series E Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Series E Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Preference Amount"). In the event the funds or assets legally available for distribution to the holders of shares of Series E Preferred are insufficient to pay in full the Preference

Exhibit 3.1

Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Series E Preferred pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Series E Preferred of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock. "Common Stock" means the common stock, par value $0.001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

b. A "Liquidity Event" means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

7. Conversion or Redemption. The shares of Series E Preferred shall be subject to the following voluntary and mandatory conversion and redemption provisions:

a. Voluntary Conversion. Subject to the Ownership Limitation (as defined in Section 7(b) below), the holder of Series E Preferred, at its option, may convert all or part of its Series E Preferred into that number of Common Stock equal to the quotient determined by dividing (i) the Stated Value of the shares of Series E Preferred to be converted; and (ii) the Voluntary Conversion Price.

b. Mandatory Conversion.

(i)     Unless otherwise converted and subject to the Ownership Limitation, upon the occurrence of a Triggering Event, all outstanding shares of Series E Preferred shall be automatically convert into that number of Common Stock equal to the quotient determined by dividing (i) the Stated Value of the shares of Series E Preferred subject to conversion under this Section 7(b); and (ii) the Triggering Event Conversion Price. For the avoidance of doubt, in the event any shares of Series E Preferred shall become subject to the Ownership Limitation, such shares shall be deemed automatically converted into a right to the remaining Common Stock but such Common Stock shall not become issuable and the holder of such right shall not be entitled to vote such Common Stock until such time as the Ownership Limitation would not be exceeded.

(ii)     “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

(iii)    "Ownership Limitation" means, upon any conversion of Series E Preferred contemplated by this Section 7, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Series E Preferred shares or of other derivative securities issuable upon conversion of such Series E Preferred shares.

(iv)    "Triggering Event" means the moment immediately prior to the Corporation’s approval to list Common Stock, including the shares issuable pursuant to conversion under Section 7(b), on any one of the New York Stock Exchange, NYSE:Amex Exchange, The Nasdaq Stock Exchange, including the Nasdaq Capital Markets, London Stock Exchange, including AIM, or any other major stock exchange in the United States of America or the world.

(v)    “Triggering Event Conversion Price” means and shall be equal to $1.67 per share, subject to adjustments as prescribed by Section 7(d) hereof.

(vi)    “Voluntary Conversion Price” means and shall be equal to $1.92 per share, subject to adjustments as prescribed by Section 7(d) hereof.

c. Mechanics of Conversion. The conversion of Series E Preferred shall be conducted in the following manner:

(i)     Holder’s Delivery Requirements. To convert Series E Preferred into full shares of securities of the Corporation on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Series E Preferred held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series E Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Series E Preferred Certificates"). Upon the Conversion Date,

Exhibit 3.1

the rights of the holder as holder of the shares of Series E Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing such shares of Series E Preferred so converted are either delivered to the Corporation or any such transfer agent.

 (ii)    Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of securities to which the holder shall be entitled.

(iii)     Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Series E Preferred shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d. Adjustments of Conversion Price. If the Corporation (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Voluntary Conversion Price (or the Triggering Event Conversion Price if such events occur after the Triggering Event but prior to any conversions thereafter) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Series E Preferred shall be proportionately adjusted such that the aggregate and applicable conversion price of Series E Preferred shall remain unchanged. Any adjustment made pursuant to this Section 7(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

e. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

8. No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Series E Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

9. Amendments. None of the terms of the Series E Preferred set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series E Preferred, voting together as a single class.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series E Preferred Certificates representing the shares of Series E Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series E Preferred Certificates, the Corporation shall execute and deliver new Series E Preferred Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Series E Preferred Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series E Preferred Certificates into Common Stock or other securities of the Corporation.

11. Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Series E Preferred shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 9 hereof).

Exhibit 3.1

B. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of CALPIAN, INC., on the 23rd day of May, 2016, and the statements contained herein are affirmed as true under penalty of perjury.

CALPIAN, INC.

By:	/s/ Harold Montgomery
Harold Montgomery
Chief Executive Officer